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Exhibit (a)(14)

[TEXT OF E-MAIL SENT BY STOCK OPTIONS ADMINISTRATION, ON NOVEMBER 20, 2001, TO ALL ELIGIBLE OPTION HOLDERS WHO HAVE NOT YET RETURNED THEIR ELECTION FORMS]

Subject: DEADLINE Approaching - Election Form Not Yet Received from - [optionee name]

As of 10:00am PST today, we have not received your completed Election Form for the Stock Option Exchange Offer. Be aware that the deadline to respond is 5:00pm PST on Wednesday, November 28, 2001. There is absolutely no flexibility to the deadline.

If you already sent it in, there may have been faxing and/or postal service problems, so you will need to send it again. We strongly recommend you fax another copy to 310-414-5858.

And if you never received the offer package in the first place, please reply to this e-mail immediately so we can send you the complete package via e-mail.

    DON'T wait to the last minute and risk the fax line being busy.

    DO be sure to mark the Election box of your choice (Accept or Reject) and sign the form.

    DO respond regardless of your choice, to avoid continuing reminder notices.

E-mail acknowledgements for Election Forms received will increase in frequency from twice weekly to daily as of Monday, November 26.

Thank you and regards,
Lisa Desemone
Director, Benefits Accounting

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  Exhibit (a)(14)